Exhibit No. 4.1

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION AND AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Atlas Lithium Corporation

Convertible Promissory Note

Principal Amount: [●]

Issuance date:         [●] (hereinafter referred to as the “Issue Date”)

For value received and subject to the terms and conditions of this Convertible Promissory Note (the “Note”), Atlas Lithium Corporation, a Nevada corporation, with U.S. corporate headquarters at 1200 N. Federal Hwy, Suite 200, Boca Raton, FL 33432 (the “Company”), promises to pay to [●] (the “Holder”), the principal sum of US$[-] (the “Principal Amount”), unless the outstanding principal is settled in accordance with Section 2 of this Note. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to six point five percent (6.5%) per annum. This Note is issued pursuant to that certain Convertible Note Purchase Agreement, dated as of the date hereof, by and between the Company and Holder (the “Purchase Agreement”). Capitalized terms used and not defined herein will have the meaning set forth in the Purchase Agreement. This Note is subject to the following terms and conditions.

1.	Maturity; Interest Payments; Defaults.

1.1.	Maturity Date. Unless converted as provided in Section 2, this Note will mature and become due and payable on the date that is thirty-six (36) months from the Issue Date hereof (the “Maturity Date”).

1.2.	Interest Payments.

1.2.1.	Interest will accrue from the Issue Date until conversion or repayment on the unpaid principal amount at a rate equal to six and one half percent (6.5%) per annum (the “Interests”). Interest accrues daily and is calculated on a year of 365 days.

1.2.2.	The Interests will be payable semi-annually in arrears, on [●] and [●] each year, being the first payment due on [●], 2024 (the “Semiannually Interest Payments”).

1.2.3.	All accrued Interest may be paid to the Holder, at the Holder’s election, in immediately available funds or in the Company’s Common Stock or any combination thereof (each, a “Conversion Interest Payment”).

1.2.4.	The Company will make such payments on each such date to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three (3) Business Days prior to each payment date. If any such payment date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

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1.3.	Events of Default. For purposes of this Note, an “Event of Default” will be deemed to have occurred if any of the following events occur, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

1.3.1.	The Company defaults in the payment of principal of this Note when due and payable on the Maturity Date, upon acceleration, redemption or otherwise;

1.3.2.	The Company fails to comply with its obligation to convert all or a portion of this Note in accordance with Section 2 upon the Holder’s exercise of its Conversion Rights and such failure continues for a period of ten (10) Business Days;

1.3.3.	The Company fails for 30 calendar days after written notice from the Holder has been received by the Company to comply with any of its other agreements contained in this Note or the Purchase Agreement;

1.3.4.	The Company will commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or all or substantially all of its property, or will consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or will make a general assignment for the benefit of creditors, or will fail generally to pay its debts as they become due; or

1.3.5.	An involuntary case or other proceeding will be commenced against the Company seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or all or substantially all of its property, and such involuntary case or other proceeding will remain undismissed and unstayed for a period of 30 consecutive calendar days.

1.4.	Consequences of Event of Default.

1.4.1.	If one or more Events of Default will have occurred and be continuing (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), then, and in each and every such case (other than an Event of Default specified in Section 1.3.4 or Section 1.3.5 with respect to the Company), unless the principal of this Note will have already become due and payable, the Holder may, by notice in writing to the Company, declare 100% of the outstanding principal of this Note to be due and payable immediately, and upon any such declaration the same will become and will automatically be immediately due and payable. If an Event of Default specified in Section 1.3.4 or Section 1.3.5 with respect to the Company occurs and is continuing, 100% of the outstanding principal of this Note will become and will automatically be immediately due and payable without any action on the part of the Holder.

1.4.2.	If, at any time after the outstanding principal of this Note will have been so declared due and payable as a result of an Event of Default, and before any judgment or decree for the payment of the monies due will have been obtained or entered as hereinafter provided, the Company will pay or will deposit with the Holder a sum sufficient to pay the outstanding principal of this Note that will have become due otherwise than by acceleration, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Note, other than the nonpayment of the principal on this Note that will have become due solely by such acceleration, will have been cured or waived, then and in every such case the Holder, by written notice to the Company, may waive all defaults or Events of Default with respect to this Note and rescind and annul such declaration and its consequences and such default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Note; but no such waiver or rescission and annulment will extend to or will affect any subsequent Event of Default, or will impair any right consequent thereon.

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2.	Conversion

2.1.	Holder’s Conversion Right. Subject to and upon compliance with the provisions of this Section 2, the Holder will have the right from time to time, at the Holder’s option, to convert all or any portion of this Note (the “Conversion Right”) (provided that the portion to be converted is at least US$1,000,000 in aggregate principal amount of this Note and any integral multiples of US$1,000 in excess thereof) to the Company’s fully paid Common Stock at any time during the Conversion Period (as defined below).

2.1.1.	Notwithstanding the foregoing, the Company is not obligated to give effect to any exercise of Conversion Rights more than once every six (6) months per year, provided also that the Company has discretion to postpone giving effect to the exercise of the Holder’s Conversion Rights if in the Company’s reasonable judgement, it is in the best interest of the Company and its shareholders to do so (“Deferral Right”). The Company’s Deferral Right can only be exercised once during a 12 month period and cannot be longer than for a period of 60 days. The Company will provide the Holder with notice of a Deferral Right within five business days of receiving a Conversion Notice (as defined herein).

2.1.2.	If the Company sends a Redemption Notice pursuant to Section 3.1, the Holder shall remain entitled to exercise its Conversion Right. In such case, Holder shall exercise its Conversion Right by notifying the Company of its election to convert no later than three (3) Business Days, counted as of the date it receives a Redemption Notice. If the Holder elects to exercise its Conversion Right following a Redemption Notice, the Conversion Amount (as defined below) shall be at least the same of the one set out in the Redemption Notice.

2.2.	Conversion Price. Subject to adjustments as provided in Section 2.5, the price at which the shares of Common Stock will be delivered upon conversion will be the U.S. dollar amount equal to US$ 28.225 (the “Conversion Price”).

2.2.1.	For the conversion under this Section 2.2, the number of shares of Common Stock to be issued upon any such conversion shall be the quotient obtained by dividing (x) the amount the Holder elects to convert by (y) the Conversion Price.

2.3.	Conversion Period. The Conversion Right attaching to this Note may be exercised, at the option of the Holder, at any time on and after the Issue Date up to the close of business on the Maturity Date (the “Conversion Period”). Holder shall have no right to exercise its Conversion Right during the Conversion Period if Holder is in possession or material non public information, or during a closed trading window as contemplated under the Company’s insider trading policy.

2.4.	Conversion Procedure; Settlement Upon Conversion. This Note will be deemed to have been converted immediately following the close of business on the date (the “Conversion Date”) that the Holder has delivered (1) a duly completed and executed irrevocable written notice to the Company in the form attached hereto as Exhibit I (the “Conversion Notice”), (2) the certificate evidencing this Note (the “Note Certificate”) to the Company for cancellation or notation of the outstanding principal amount of this Note after partial conversion, and (3) the total amount it intends to convert (considering all or a portion of the Principal Amount, the Interest and, if applicable, the Prepayment Premium) (the “Conversion Amount”), and (4) the Common Shares conversion documents pursuant to the procedures of the Transfer Agent in effect at that time.

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2.4.1.	Subject to the provisions of Section 2.1.1 herein, on or before the 3rd Business Day following the date of receipt of a Conversion Notice, the Company will transmit by facsimile or other electronic means a confirmation of receipt of such Conversion Notice to the Holder (the “Receipt Confirmation” and such date of transmission, the “Receipt Confirmation Date”). Within five (5) Business Days after the relevant Receipt Confirmation Date, the Company will (i) take all actions and execute all documents and procure that the Transfer Agent take all actions and execute all documents necessary to effect the issuance of the number of shares of Common Stock to which the Holder will be entitled in satisfaction of any conversion pursuant to this Section 2 and (ii) cancel this Note Certificate.

2.4.2.	No fractional shares of the Company’s capital stock will be issued upon conversion under this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

2.4.3.	At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder a certificate or certificates or electronically through the DWAC or other established clearing corporation performing similar functions for the number of shares which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein.

2.4.4.	If a Conversion Date (as defined below) in respect of this Note would otherwise fall during a period in which the register of the shares of Common Stock is closed generally or for the purpose of establishing entitlement to any distribution or other rights attaching to the Common Stock (a “Book Closure Period”), such Conversion Date will be postponed to the first Trading Day following the expiry of such Book Closure Period.

2.4.5.	Once a Conversion Notice has been issued, it cannot be withdrawn, unless the Company exercises its Deferral Right.

2.4.6.	Upon conversion of this Note pursuant to the Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company.

2.5.	Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

3.	Company’s Redemption Rights

3.1.	Redemption. The Company will be entitled to redeem for cash for all or part of the Convertible Notes at any time after the following triggers are met (the “Redemption Right”):

(a)	Upon elapsing of twelve (12) months, counted as of the Issue Date (for the sake of clarity, the Company cannot exercise its Redemption Right prior to the first anniversary of the Issue Date); and, also,

(b)	The daily reported VWAP Price has been at least one hundred and twenty-five percent (125%) of the Conversion Price for at least five (5) Trading Days (whether or not consecutive) during any twenty (20) consecutive Trading Day period. For the purposes herein, “VWAP Price” means the per share of Common Stock volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the Company’s ticker (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) for a give Trading Day.

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3.1.1.	The Company shall exercise its Redemption Right by delivering a written notice to the Holder informing the amount of the Principal Amount and accrued and unpaid Interest thereon it intends to redeem (the “Redemption Notice”).

4.	No Withholding. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to this Note, including, but not limited to, payments of principal (including, if applicable, the redemption monies and the Cash Alternative Amount), and deliveries of shares of Common Stock upon any conversion of this Note, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law.

5.	Transfer; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Note or any rights or obligations hereunder without the prior written consent of the Holder (other than by merger). The Holder may assign any or all of its rights under this Agreement to any Person to whom the Purchaser is entitled to assign and transfer and effectively assigns or transfers any Securities (with due observance of the limitations under the Purchase Agreement), provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Note that apply to the “Holder”.

6.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, as applied to agreements among Nevada residents to be performed entirely within Nevada, without regard to the conflicts of law of such jurisdiction. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Carson City. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Carson City for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Note), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence a Proceeding to enforce any provisions of the Note, then the prevailing party in such Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

7.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

8.	Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9.	Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

10.	Waiver of Jury Trial. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the undersigned have executed this Convertible Promissory Note as of the Issue Date set forth above.

Atlas Lithium Corporation

Address for Notice:
1200 N. Federal Highway, Suite 200
Boca Raton, FL 33432 - USA

By:
Name:	Marc Fogassa
Title:	Chief Executive Officer

Martin Rowley

Address for Notice:
[●]

By:
Name:	Martin Rowley

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EXHIBIT I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or interest under the Note due on [date] of Atlas Lithium Corporation, a Nevada corporation (the “Company”), into shares of Common Stock according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.

Conversion calculation:

Conversion date:

Number of shares of Common Stock to be issued:

HOLDER: _______________________________________

(Print Name of Holder)

By: ________________________________

Name:

Title:

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